Exhibit 14

Diagram and Listing of All Persons Directly or Indirectly Controlled By or Under Common
Owner Control with Anchor National, the Depositor of Registrant

<MODULE>

<NAME> AIGSUNEX14

<CIK> 0000006342

<CCC> gotb*ir4

</MODULE>